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                                                                  EXHIBIT 99


FOR IMMEDIATE RELEASE
January 16, 1998

For additional information contact: William Hares, President/CEO, ph. 937-8551, ext.300

LOCAL BANK BEGINS ITS 20TH YEAR WITH RECORD BREAKING EARNINGS

As the Bank of Santa Maria enters its twentieth year serving local communities, earnings and assets reached an all time high. "It's gratifying to see that there still is a place for a good community bank here on the Central Coast, particularly with the rapid changes occurring in the banking industry." stated William Hares, President/CEO.

1997 end of year figures for BSM Bancorp, the parent company of Bank of Santa Maria, reveal a 7% growth in assets from $321.4 million in 1996 to $344.4 million in 1997. Income went up to $4.2 million in 1997 from $3.5 million in 1996, a 21% increase; and loans and deposits both grew approximately 7 % from 1996 to 1997.

"This past year the Bank has made a tremendous effort to expand services and to fill the void left by the larger banks, especially in the small business and home lending area. The Bank added staff and a wide range of products at the beginning of the year to our mortgage department, with the result of approximately $20,000,000 loaned to local home buyers in the last eight months. For local business, the Bank established a microenterprise fund and expanded our SBA program, which includes the addition of the new, one page SBA Low Doc program. Local business received a total of $3,021,000 in SBA guaranteed loans from the Bank in 1997.

The Bank of Santa Maria also introduced home computer banking, and added two branches in Lompoc and Atascadero. "All in all, it's been one heck of a year!" concluded William Hares.

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The Directors of BSM Bancorp are sharing last year's success with shareholders by granting a cash dividend of $.30 per share payable to shareholders of record as of January 26, 1998, and payable on February 6, 1998 - a 50% increase from the last dividend paid in July.

The Bank of Santa Maria was founded by a group of local businessmen in 1978, and has become one of the Central Coast's most successful community banks with 13 branches employing over two hundred people from Lompoc to Paso Robles.